CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-120129  of our report dated August 13, 2004, except for Note 3 which is as of January 6, 2005, relating to the financial statements of PRB Gas Transportation, Inc., which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-120129  of our report dated March 27, 2004 relating to the financial statements of TOP Gas Gathering, LLC, which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-120129  of our report dated January 21, 2005 relating to the statement of assets acquired and statements of revenues and direct operating expenses of Certain Gas Gathering Assets of Bear Paw Energy, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

               /s/ Ehrhardt Keefe Steiner & Hottman, PC

Denver, Colorado

January 27, 2005